Exhibit 99.1

Nkarta Reports Third Quarter 2026 Financial Results
and Provides Business Update

•
Initial clinical data for NKX019 in idiopathic inflammatory myopathy (myositis) and systemic sclerosis (scleroderma) to be presented at ACR Convergence 2026
•
Cash balance of $216.0 million on September 30, 2026, including cash, cash equivalents and investments, expected to fund operations into 2029

SOUTH SAN FRANCISCO, Calif., November 5, 2026 (GLOBE NEWSWIRE) -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biotechnology company developing engineered natural killer (NK) cell therapies to treat autoimmune diseases, today reported financial results for the third quarter ended September 30, 2026.

"NKX019 is advancing in our two lead indications, myositis and systemic sclerosis," said Paul J. Hastings, Chief Executive Officer of Nkarta. "We’re delighted to have been selected to present our initial clinical data in two oral presentations and one poster presentation at ACR Convergence 2026 in Orlando. We believe that the safety profile of engineered CAR-NK cells could broaden cell therapy access to reach far more patients. With off-the-shelf availability and outpatient dosing at a growing network of community-based sites, our program is designed to deliver on that potential."

NKX019 Clinical Program Progress and Upcoming Milestones

•
Initial clinical data from the Ntrust program to be presented at ACR Convergence 2026 in the company’s lead indications: idiopathic inflammatory myopathy and systemic sclerosis. Presentations include an oral presentation in myositis on November 8, a poster in systemic sclerosis on November 9, and an oral presentation of safety data across autoimmune indications on November 11.
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Enrollment continues in the Ntrust program, our multi-center, open-label, dose-escalation clinical trials evaluating NKX019 in multiple autoimmune diseases.
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Outpatient dosing is underway within our network of community-based sites, extending access to patients who cannot travel to academic medical centers.
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Patients are being dosed at 4 billion cells per dose x 3 doses (12 billion cells total) across all indications in Ntrust-1 and Ntrust-2.

Third Quarter 2026 Financial Highlights

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Nkarta had cash, cash equivalents, restricted cash, and investments in marketable securities of $216.0 million as of September 30, 2026.
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Research and development (R&D) expenses were $29.5 million for the third quarter of 2026. Non-cash stock-based compensation expense included in R&D expense was $0.7 million for the third quarter of 2026.
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General and administrative (G&A) expenses were $6.3 million for the third quarter of 2026. Non-cash stock-based compensation expense included in G&A expense was $1.1 million for the third quarter of 2026.
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Net loss was $33.3 million, or $0.45 per basic and diluted share, for the third quarter of 2026. This net loss includes non-cash charges of $2.8 million that consisted primarily of share-based compensation and depreciation expenses.

Financial Guidance

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Nkarta expects its current cash and cash equivalents to fund its current operating plan into 2029.

About the Ntrust℠ Clinical Trials in Autoimmune Disease

Ntrust-1 (NCT06557265) and Ntrust-2 (NCT06733935) are multi-center, open-label, dose-escalation clinical trials in patients with autoimmune disease receiving lymphodepletion followed by CD19-targeted CAR-NK cell therapy. Both trials assess the safety of NKX019 in people living with autoimmune diseases as well as its potential to achieve durable remission via a “reset” of the immune system through the elimination of pathogenic B cells.

The Ntrust trials are enrolling up to 12 patients per dose level per disease indication, with leading indications in myositis and systemic sclerosis, as well as ANCA-associated vasculitis, rheumatoid arthritis, lupus nephritis, and primary membranous nephropathy. Additional patients may be enrolled if needed to refine patient populations for further study.

In both studies, patients receive a three-dose cycle of NKX019 following lymphodepletion with fludarabine and cyclophosphamide or cyclophosphamide alone, if they have significant cytopenia at baseline. This approach is designed to evaluate the single-agent activity of NKX019 and facilitate a more rapid path to regulatory approval. Patients in both trials may also receive additional cycles, if needed, to restore response or enable a deeper response.

About NKX019

NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed chimeric antigen receptor (CAR) for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease. Nkarta is evaluating NKX019 in multiple autoimmune conditions.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for people living with autoimmune diseases. By harnessing the power of the innate immune system to eliminate pathogenic B cells driving the autoimmune response, Nkarta is advancing novel cell therapies engineered for deep therapeutic impact. The on-demand availability and outpatient dosing of our CAR-NK cells enables a broad population of patients with different autoimmune conditions to conveniently access NK cell therapy in community health settings. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “potential,” “projects,” “would” and “future” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines for the continued and future clinical development and potential of NKX019 (including the future availability and disclosure of clinical data and other updates from Nkarta’s clinical trials); the therapeutic potential, accessibility and tolerability of NKX019 for the treatment of autoimmune diseases, including as a result of advancing Nkarta’s dose escalation and expansion of outpatient dosing in community-based settings; and Nkarta’s expected cash runway.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; the risk that initial, interim or preliminary data from Nkarta’s clinical trials, including the data to be presented at ACR Convergence 2026, reflect a limited number of patients with limited follow-up, may change as more patient data become available and may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of NKX019, including in its leading indications of myositis and systemic sclerosis; risks associated with outpatient administration of NKX019 at community-based sites; that Nkarta may be delayed in initiating, enrolling patients in or completing its clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; and the complexity of the manufacturing process for CAR-NK cell therapies.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s

Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 10, 2026, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$29,464	$20,198	$83,498	$65,148
General and administrative	6,313	7,088	26,283	25,888
Total operating expenses	35,777	27,286	109,781	91,036
Loss from operations	(35,777)	(27,286)	(109,781)	(91,036)
Other income, net:
Interest income	2,245	3,852	7,621	12,198
Other income, net	206	1,719	634	2,163
Total other income, net	2,451	5,571	8,255	14,361
Net loss	$(33,326)	$(21,715)	$(101,526)	$(76,675)

Net loss per share, basic and diluted	$(0.45)	$(0.29)	$(1.36)	$(1.04)
Weighted average shares used to compute net loss per share, basic and diluted	74,637,689	74,024,543	74,464,897	73,973,278

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Cash, cash equivalents, restricted cash and investments	$216,026	$295,129
Property and equipment, net	54,595	66,721
Operating lease right-of-use assets	30,500	34,429
Other assets	7,340	7,930
Total assets	$308,461	$404,209
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$20,675	$15,464
Operating lease liabilities	72,037	76,420
Total liabilities	92,712	91,884
Stockholders’ equity	215,749	312,325
Total liabilities and stockholders’ equity	$308,461	$404,209

Nkarta Media/Investor Contact:

Nadir Mahmood

Nkarta, Inc.

nmahmood@nkartatx.com